CONSULTING AGREEMENT

This Agreement is entered into and is effective this 1st day of April, 2009 by and between Suspect Detection Systems Inc., a Delaware corporation having his principal place of business at 4 Nafcha Street, Jerusalem, Israel (the "Company"), and L.A Investments Ltd, an company residing at 17 Hadar St, Caesarea, Israel (the "Consultant").

WHEREAS, the Company desires to retain Consultant to provide services to the Company.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do covenant and agree, as follows:

1. Retention. The Company hereby retains Consultant to render advice and assistance relating to the capitalization and financing of the Company (the "Services") and such other related activities as the Chief Executive Officer of the Company may from time to time direct. Consultant agrees to use his best efforts to supply the Services in a professional and diligent manner.

2. Term. The term of this Agreement (the "Term") shall be 3 years from the date hereof. Notwithstanding, either party shall have the right to terminate this Agreement, with or without cause, by giving 30 days' notice. Upon such termination, Consultant shall be relieved of any further obligation of performance to the Company; provided, however, that all obligations of the Consultant, including without limitation, confidentiality, non-disclosure and non-competition, will continue in full force and effect for one (1) year from the effective date of any termination. The parties hereby agree that any payments made to Consultant shall be fully earned by Consultant at the time such payments are made and shall be in consideration of Consultant's agreement to expend time, effort and energy on behalf of Company to the exclusion of other clients.

3. Compensation. The quarterly compensation payable to the Consultant shall be \$6,500, payable on the first business day of each quarter, commencing 1 April, 2009. If the Company requests that the Consultant provide services outside of the State of Israel, the Company shall reimburse the Consultant for his expenses in connection therewith plus \$600 per day. The Company agrees that Consultant can fly business class for any transatlantic flights.

In addition, the Consultant shall be entitled to warrants to purchase an aggregate of 1,800,000 shares of common stock of the Company as follows – provided that this Agreement has not been terminated as provided above, on each of April 1st,2009, September 1st, 2009, March 1st, 2010, and September 1st, 2010, the Company shall grant the Consultant a warrant to purchase 450,000 shares of common stock of the Company. The exercise price shall be \$0.15 per share and each warrant shall be exercisable for two years from the date of issuance. Compensation. The compensation payable to the Consultant is \$____ per each ___ of

4. Consultant's Non-Disclosure of Information.

a. The Consultant acknowledges that in the course of his engagement he will become familiar with trade secrets, pricing policies, proprietary and other confidential

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information (collectively, "Confidential Information") concerning the Company, including information the disclosure of which is strictly regulated by Federal and State securities laws as a result of the registration of the Company's securities for public trading in the United States. Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential proprietary information, knowledge or data relating to the Company that shall have been obtained by the Consultant and that shall have not have been or now or hereafter become public knowledge (other than by acts by the Consultant or its representatives in violation of this Agreement). Consultant agrees that he shall not disclose to any third party any Confidential Information for any purpose other than the performance of his or her duties under this Agreement. During the Term and at all times thereafter, regardless of the reason for the termination of this Agreement, Consultant shall not, without the prior written consent of the Company or as otherwise may be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by the Company.

b. Upon completion of the Term or earlier termination of this Agreement for any reason, Consultant will return to the Company all materials and information which the Company may have supplied to the Consultant.

5. Representations of Consultant. The Consultant expressly represents to the Company, which representations shall survive termination of this Agreement, as follows:

a. Consultant represents that he is free to accept the terms of this Agreement, without any contractual restrictions, express or implied, with respect to any of Consultant's current or prior employers, including, but not limited to, restrictive covenants, regulatory restrictions, and/or non-solicitation restrictions.

b. Consultant's execution of this Agreement, including the terms with respect to the compensation provided herein, will not result in a violation of any securities laws of any jurisdiction, or any rules or regulations of the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.) or any other United States Federal or State regulatory agency or any regulatory agency in any foreign jurisdiction.

c. The services to be rendered by the Consultant to the Company shall under no circumstances include (a) any activities which could be deemed by the Securities and Exchange Commission ("SEC") to constitute investment banking or any other activities requiring the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934; or (b) any activities which directly or indirectly promote or maintain a market for the Company's securities.

d. Consultant represents and agrees that Consultant shall indemnify the Company and hold the Company, and any of the associates, employees, directors, officers, affiliates, representatives or agents of the Company, harmless from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, costs of investigation, attorneys' fees and disbursements) arising out of or in connection with any act or failure to act on the part of the Consultant or misrepresentation or omission made to the Company in connection with execution of this Agreement, any of the duties required or permitted to be performed by the

Consultant hereunder.

6. Governing Law. This Agreement and all matters and issued collateral thereto shall be governed by the laws and the courts of the State of New York without regard to the principles of conflicts of laws.

7. Severability. If any provision of this Agreement becomes or is found to be illegal or unenforceable for any reason, such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

8. Counterparts. This Agreement may be executed in several counterparts and by facsimile, and all of such counterparts taken together shall be deemed to be one Agreement.

9. Attorneys' Fees. If either party shall commence any action or proceeding against the other in order to enforce the provisions hereof, or to recover damages resulting from the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees and expenses.

10. Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement shall not operate be construed as a waiver of any subsequent breach by any party.

11. Notices. Each notice, demand, request, approval or communication ("Notice") which is or may be required to be given by any party to any other party in connection with this Agreement and the transactions contemplated hereby, shall be in writing, and given by personal delivery, certified mail, return receipt requested, prepaid, or by overnight express mail delivery and properly addressed to the party to be served at such address as set forth above. Notices shall be effective on the date delivered personally, the next day if delivered by overnight express mail or three days after the date mailed by certified mail.

12. Assignment. Consultant shall not assign this Agreement to a third party, and any such attempted assignment shall be null and void.

13. Entire Agreement. This Agreement contains the entire agreement between Consultant and Company, and correctly sets forth the rights and duties of each of the parties to each other concerning such matter as of this date. Any agreement or representation concerning the subject matter of this Agreement or the duties of Consultant in relation to Company not set forth in this Agreement is null and void.

14. Binding Effect. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon the parties, their heirs, successors, assigns and personal representatives.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove written.

SUSPECT DETECTION SYSTEMS INC.

Date 21/4/09

Name:
Title:

Ashton Weaver
CR/CEO

L.A INVESTMENTS LTD

Name; Amiram Levin
Title: CEO

ל.ע. השקעות בע"מ
L.A. Investments